QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

[Davis Polk & Wardwell Letterhead]

650-752-2000

                      March 28, 2003

Re:            Registration Statement on Form S-8

Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089

Ladies and Gentlemen:

        We are acting as counsel for Yahoo! Inc. (the "Company") in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to 1,212,105 shares of the Company's Common Stock par value $0.001 per share (the "Common Stock"), for options outstanding under the (i) Inktomi Corporation 1996 Equity Incentive Plan, (ii) the Inktomi Corporation 1998 Stock Plan, (iii) the Inktomi Corporation 1998 Nonstatutory Stock Option Plan, (iv) the FastForward Networks, Inc. 1998 Stock Plan, (v) the IMPULSE!Buy Network, Inc. 1997 Stock Plan, (vi) the Atreve Software, Inc. 1997 Stock Option Plan, (vii) the C2B Technologies Inc. 1997 Stock Plan, (viii) the Ultraseek Corporation Stock Option Plan, and (ix) the eScene Networks Inc. 2000 Stock Plan (collectively, the "Plans").

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption of the Plans as we have deemed necessary or advisable for the purposes of this opinion.

        Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Plans, when delivered in accordance with the Plans upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                      Very truly yours,

                      /s/ Davis Polk & Wardwell

QuickLinks

  EXHIBIT 5.1
[Davis Polk & Wardwell Letterhead] 650-752-2000